James K. Mitchell
                                                                    202-508-4002
                                                        jmitchell@thelenreid.com



                                        August 20, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re:  Ameren Corporation
                    Form RW (Request for Withdrawal)
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                    File No. 70-9805

Dear Sirs:

     On behalf of Ameren Corporation, Union Electric Company and Central Illinois Public Service Company ("Ameren, et al."), I hereby request withdrawal
                                          -- ---
of their Application on Form U-1, as amended, as filed in File No. 70-9805. Ameren, et al. have announced that they do not intend to carry out the
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transaction described in the Application.

                                        Sincerely,

                                        /s/ James K. Mitchell

                                        James K. Mitchell


JKM/